Exhibit 15.2

COMPENSATION COMMITTEE CHARTER

A.	Purpose

The purpose of the Compensation Committee of the Board of Directors (the “Board”) of HOLLYSYS AUTOMATION TECHNOLOGIES LTD. (the “Company”) is to assist the Board in the discharge of its responsibilities relating to compensation of the Company’s executive officers.

B.	Structure and Membership

1.	Number. The Compensation Committee shall consist of at least three members of the Board.

2.	Independence. Except as otherwise permitted by the applicable NASDAQ rules, each member of the Compensation Committee shall be an “independent director” as defined by the applicable NASDAQ rules.

3.	Chair. Unless the Board elects a Chair of the Compensation Committee, the Compensation Committee shall elect a Chair by majority vote.

4.	Compensation. The compensation of Compensation Committee members shall be as determined by the Board.

5.	Selection and Removal. Members of the Compensation Committee shall be appointed by the Board, upon the recommendation of the Nominating Committee. The Board may remove members of the Compensation Committee from such committee, with or without cause.

C.	Authority and Responsibilities

General

The Compensation Committee shall discharge its responsibilities, and shall assess the information provided by the Company’s management, in accordance with its business judgment.

Compensation Matters

1.	Executive Officer Compensation. The Compensation Committee, or a majority of the independent directors of the Board, shall review and approve, or recommend for approval by the Board, the compensation of the Company’s Chief Executive Officer (the “CEO”) and the Company’s other executive officers, including salary, bonus and incentive compensation levels; deferred compensation; executive perquisites; equity compensation (including awards to induce employment); severance arrangements; change-in-control benefits and other forms of executive officer compensation. The Compensation Committee or the independent directors of the Board, as the case may be, shall meet without the presence of executive officers when approving or deliberating on CEO compensation but may, in its or their discretion, invite the CEO to be present during the approval of, or deliberations with respect to, other executive officer compensation.

2.	Evaluation of Senior Executives. The Compensation Committee shall be responsible for overseeing the evaluation of the Company’s senior executives. In conjunction with the Audit Committee in the case of the evaluation of the senior financial management, the Compensation Committee shall determine the nature and frequency of the evaluation and the persons subject to the evaluation, supervise the conduct of the evaluation and prepare assessments of the performance of the Company’s senior executives, to be discussed periodically with the Board.

3.	Plan Recommendations and Approvals. The Compensation Committee shall periodically review and make recommendations to the Board with respect to incentive-compensation plans and equity-based plans. In addition, in the case of any tax-qualified, non-discriminatory employee benefit plans (and any parallel nonqualified plans) for which stockholder approval is not sought and pursuant to which options or stock may be acquired by officers, directors, employees or consultants of the Company, the Compensation Committee, or a majority of the independent directors of the Board, shall approve such plans.

4.	Administration of Plans. The Compensation Committee shall exercise all rights, authority and functions of the Board under all of the Company’s stock option, stock incentive, employee stock purchase and other equity-based plans, including without limitation, the authority to interpret the terms thereof, to grant options thereunder and to make stock awards thereunder; provided, however, that, except as otherwise expressly authorized to do so by this charter or a plan or resolution of the Board, the Compensation Committee shall not be authorized to amend any such plan. To the extent permitted by applicable law and the provisions of a given equity-based plan, and consistent with the requirements of applicable law and such equity-based plan, the Compensation Committee may delegate to one or more executive officers of the Company the power to grant options or other stock awards pursuant to such equity-based plan to employees of the Company or any subsidiary of the Company who are not directors or executive officers of the Company. The Compensation Committee, or a majority of the independent directors of the Board, shall approve any inducement awards granted in reliance on the exemption from shareholder approval contained in NASDAQ Rule 5635(c)(4).

5.	Director Compensation. The Compensation Committee shall periodically review and make recommendations to the Board with respect to director compensation.

6.	Additional Powers. The Compensation Committee shall have such other duties as may be delegated from time to time by the Board.

D.	Procedures and Administration

1.	Meetings. The Compensation Committee shall meet as often as it deems necessary in order to perform its responsibilities. The Compensation Committee may also act by unanimous written consent in lieu of a meeting. The Compensation Committee shall keep such records of its meetings as it shall deem appropriate.

2.	Subcommittees. The Compensation Committee may form and delegate authority to one or more subcommittees as it deems appropriate from time to time under the circumstances (including (a) a subcommittee consisting of a single member and (b) a subcommittee consisting of at least two members, each of whom qualifies as a “non-employee director.”

3.	Reports to Board. The Compensation Committee shall report regularly to the Board.

4.	Charter. The Compensation Committee shall periodically review and reassess the adequacy of this Charter and recommend any proposed changes to the Board for approval.

5.	Consulting Arrangement and Independent Advisors. The Compensation Committee shall have the authority, without further action by the Board, to engage such compensation consultants, independent legal, accounting and other advisors as it deems necessary or appropriate to carry out its responsibilities; provided that:

•	The Compensation Committee is authorized to, and must, have direct responsibility for the appointment, compensation and oversight of the work of any compensation consultant, legal counsel or other adviser retained by the Compensation Committee and the Company must provide for appropriate funding, as determined by the Compensation Committee, for payment of reasonable compensation to any such compensation consultant, legal counsel or other adviser; and

•	Before any compensation consultant, legal counsel or other adviser (other than (1) in-house legal counsel or (2) any compensation consultant, legal counsel or other adviser whose role is limited to the following activities for which no disclosure would be required under SEC regulation: (i) consulting on any broad-based plan that does not discriminate in scope, terms, or operation, in favor of executive officers or directors of the Company, and that is available generally to all salaried employees or (ii) providing information that either is not customized for a particular company or that is customized based on parameters that are not developed by the compensation consultant, legal counsel or other adviser and about which the compensation consultant, legal counsel or other adviser does not provide advice) is selected by, or provides advice to, the Compensation Committee, the Compensation Committee shall take into consideration the following factors:

o	The provision of other services to the Company by the person that employs the compensation consultant, legal counsel or other adviser;

o	The amount of fees received from the Company by the person that employs the compensation consultant, legal counsel or other adviser, as a percentage of the total revenue of the person that employs the compensation consultant, legal counsel or other adviser;

o	The policies and procedures of the person that employs the compensation consultant, legal counsel or other adviser that are designed to prevent conflicts of interest;

o	Any business or personal relationship of the compensation consultant, legal counsel or other adviser with a member of the Compensation Committee;

o	Any stock of the Company owned by the compensation consultant, legal counsel or other adviser; and

o	Any business or personal relationship of the compensation consultant, legal counsel, other adviser or the person employing the adviser with an executive officer of the Company.

6.	Investigations. The Compensation Committee shall have the authority to conduct or authorize investigations into any matters within the scope of its responsibilities as it shall deem appropriate, including the authority to request any officers, employee or advisor of the Company to meet with the Compensation Committee or any advisors engaged by the Compensation Committee.